Exhibit 14.1

CODE OF ETHICS FOR THE

CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS (“SENIOR OFFICERS”)

Yell Group plc (“Yell”) is committed to conducting business to the highest standards of business ethics and in accordance with applicable laws, rules and regulations. We are also committed to full, fair, accurate, timely and understandable disclosures in financial reports and other public documents.

Senior Officers have responsibility to create a culture of high ethical standards, commitment to compliance and honest conduct.

1.	Compliance with Laws, Rules and Regulations

Senior Officers are required to comply with all laws, rules and regulations that govern Yell in the conduct of its business and are also required to report any suspected violations of any applicable laws, rules or regulations to the Company Secretary or any member of the Audit Committee.

2.	Avoidance of Conflicts of Interest

A conflict of interest may arise in any situation in which an employee engages in any activity that detracts from or interferes with his or her full, loyal and timely performance of services to Yell, or has a financial interest that might influence the employee’s judgment.

Senior Officers must obtain the written approval of the Yell Board before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that could create or appear to create a conflict of interest.

Senior Officers and members of their immediate family may not participate in any joint venture, partnership or other business arrangement or investment with Yell without the approval of the Board.

3.	Disclosures

Yell’s policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all of its public communications, particularly including the reports and documents that Yell submits to, or files with, shareholders, the London Stock Exchange, the Securities and Exchange Commission and other regulatory authorities. Senior Officers are required to promote compliance with this policy by all employees.

4.	Influence on the Conduct of Audits

Senior Officers must not take any action to fraudulently influence, coerce, manipulate or mislead any accountant performing an audit or review of Yell financial statements.

5.	Compliance with the Code of Ethics

Any questions about this Code of Ethics should be raised with the Yell Company Secretary. Senior Officers must immediately report any known or suspected violation of applicable laws or regulations or this Code of Ethics to the Yell Company Secretary or any member of the Audit Committee. Senior Officers will not be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, including dismissal. The Audit Committee or the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Yell will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver in the judgment of the Audit Committee or Board of Directors. Changes in and waivers of this Code of Ethics may be made only by the Audit Committee or Board of Directors and will be disclosed as required under applicable law and regulations.

ACKNOWLEDGEMENT FORM

I have received and read the Yell Code of Ethics for the Chief Executive and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and Yell’s related policies and procedures. I understand that I have an obligation to report any suspected violations to the Company Secretary or any member of the Audit Committee. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of Yell. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:

Name

Signature

Title

Date